FOR IMMEDIATE RELEASE

           UNITED RENTALS FILES SUIT AGAINST RENTAL SERVICE CORP.
                   AND NATIONSRENT ALLEGING VIOLATIONS OF
                           PROXY AND TENDER RULES

        GREENWICH, CT, April 7, 1999--United Rentals, Inc. (NYSE: URI) said today that it has filed a complaint in U.S. District Court in Hartford, CT against NationsRent, Inc. (NYSE: NRI) and Rental Service Corp. (NYSE: RSV) alleging various violations of the proxy and tender offer rules following the commencement of United Rentals' tender offer. The suit also names James
L. Kirk, chairman and chief executive officer of NationsRent.

        The complaint will be contained as an exhibit to United Rental's 14D-1 Amendment #2, which is being filed today with the Securities and Exchange Commission. A copy of this filing including the complaint will be available at the Securities and Exchange Commision's website, www.sec.gov.

        United Rentals announced Monday that it had commenced an all cash $22.75 per share tender offer for all the outstanding shares of Rental Service.

        United Rentals, Inc. is the largest equipment rental company in North America and serves over 900,000 customers through its present network of 470 locations in 40 states, Canada and Mexico.

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Investor contact:                  Media contact:
Robert Miner                       Fred Bratman or Tracy Williams
United Rentals                     Sard Verbinnen & Co.
Phone: 203-622-3131                Phone: 212-687-8080
Fax: 203-622-6080                  Fax: 212-687-8344
E-mail: bminer@ur.com              E-mail: fbratman@sardverb.com
                                     Or  twilliams@sardverb.com